Pall Corporation Organizational Announcement

June 22, 2015

We are making good progress toward closing our transaction to be acquired by Danaher Corporation. Effective with the transaction closing and change of control, I will be stepping down as Chairman and CEO of Pall. It has been an honor to lead such a talented team over the last four years. I am gratified to see the progress we have made, and excited to see you take the next steps in the journey. I am confident Pall will continue to flourish under Danaher’s leadership once the transaction closes.

Concurrent with today’s announcement, Danaher is announcing that Rainer Blair, Danaher Vice President and Group Executive, will be named President and CEO of Pall Corporation, effective with the closing of the transaction. At that same time, Rainer’s Life Sciences platform responsibilities will transition to Dan Daniel, Danaher Executive Vice President.

Rainer joined Danaher in 2010 as president of North America & Europe for Videojet. In 2011, he was appointed President of AB SCIEX. Under his leadership, AB SCIEX increased revenues by $240 million, grew market share and more than doubled operating profit. In March 2014, Rainer was named Vice President and Group Executive of the Life Sciences platform including SCIEX, Leica Microsystems, Beckman Coulter Life Science and Molecular Devices, representing approximately $2.5 billion of Danaher’s portfolio.

As an experienced growth leader with a passion for innovation, talent management and DBS, Rainer is uniquely qualified to lead Pall. I am confident that Pall will achieve its strategic and operational goals under his leadership.

Rainer will report to Dan Daniel. The transition of Rainer’s current direct reports at Danaher to Dan will begin in July and continue during calendar Q3.

Although I will be stepping down once we close, I will continue to be available for ongoing assistance to Rainer and Dan. Between now and closing, Rainer will be working closely with me to plan for the transition of leadership responsibilities and to insure that we continue to execute well as we close out FY15 and kick off FY16.

Please join me in congratulating Rainer and Dan and supporting them once they assume their new roles. Thank you for all the support you have lent me over the years. Leading Pall has been a truly exceptional experience. I look forward to seeing many of you over the next several weeks.

Larry Kingsley
Chairman of the Board and CEO
Pall Corporation

Forward-Looking Statements

This communication may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

Pall’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against Pall related to the Merger Agreement; the inability to complete the transaction due to the failure to obtain the Required Vote or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; the disruption of management’s attention from Pall’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on Pall’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in Pall’s Annual Report on Form 10-K for the year ended July 31, 2014 filed with the Securities and Exchange Commission (the “SEC”). Factors or events that could cause Pall’s actual results to differ may emerge from time to time, and it is not possible for Pall to predict all of them. The statements made herein are made as of the date of this disclosure and Pall undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving Pall and Danaher. In connection with the proposed merger, Pall will file with the SEC and will mail to shareholders a definitive proxy statement in connection with the solicitation of proxies for its special meeting, and each of Pall and Danaher may file other documents with the SEC regarding the proposed merger transaction. PALL’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PALL, DANAHER AND THE MERGER. Shareholders will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by Pall with the SEC at the SEC’s web site at www.sec.gov. Copies of the proxy statement and the filings that will be incorporated by reference therein may also be obtained, without charge, from Pall’s website, www.pall.com, under the heading “Investor Relations” or by contacting Pall’s Investor Relations at 516-801-9871 or pall_ir@pall.com.

Participants in Solicitation

Pall, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Pall’s directors and executive officers is available in its proxy statement filed with the SEC on October 31, 2014. Additional information regarding these persons and their interests in the proposed merger transaction is included in the definitive proxy statement relating to the proposed merger transaction that has been filed with the SEC. These documents can be obtained free of charge from the sources indicated above.